EXHIBIT 10.1

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this “Amendment”) is made as of October 1st, 2018 (the “Effective Date”), by and between BURNHAM CENTER-111 WEST WASHINGTON, LLC, a Delaware limited liability company (“Landlord”), and GRUBHUB HOLDINGS INC., a Delaware corporation (“Tenant”).

RECITALS:

A.

Landlord and Tenant are parties to an Office Building Lease dated March 23, 2012, as amended by First Amendment to Lease dated December 11, 2013, by Second Amendment to Lease dated October 5, 2015 (the “Second Amendment”), by Third Amendment to Lease dated May 6, 2016, and by Fourth Amendment to Lease dated October 16, 2017 (the “Fourth Amendment” and collectively, the “Existing Lease”), whereby Landlord leases to Tenant certain premises consisting of approximately 146,085 rentable square feet (the “Existing Premises”) in the building located at 111 West Washington Street, Chicago, Illinois (the “Building”), as more particularly described in the Existing Lease. The Existing Lease, together with this Amendment are sometimes collectively referred to as the “Lease”.

B.

The Existing Premises consist of the approximately 128,477 rentable square feet (the “Fourth Amendment Existing Premises”) as set forth in the Fourth Amendment and the 17,608 rentable square feet comprising the Fourth Amendment Expansion Space (as defined in the Fourth Amendment”).

C.

Landlord and Tenant desire to amend the Existing Lease to include those certain premises located on the sixteenth (16th) floor of the Building and containing approximately 2,378 rentable square feet as shown on Exhibit A attached hereto (the “16th Floor Expansion Space”), and those certain premises located on the nineteenth (19th) floor of the Building and containing approximately 15,609 rentable square feet as shown on Exhibit B attached hereto (the “19th Floor Expansion Space”) as part of the Premises and make certain other changes to the Existing Lease on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	DEFINITIONS. Each capitalized term used in this Amendment shall have the same meaning as is ascribed to such capitalized term in the Lease, unless otherwise provided for herein.
2.	16TH FLOOR EXPANSION SPACE.
(a)

Lease of 16th Floor Expansion Space.  Landlord leases to Tenant and Tenant leases from Landlord the 16th Floor Expansion Space.  The 16th Floor Expansion Space is leased to Tenant subject to all of the same terms and provisions as are contained in the Lease, except as otherwise set forth herein.  The 16th Floor Expansion Space is leased for a lease term commencing on September 26, 2018 (the “16th Floor Expansion Commencement Date”) and expiring coterminous with the Existing Premises on March 31,

{00152869; 2 }

2028.  From and after the 16th Floor Expansion Commencement Date, the term “Premises” as used and defined in the Lease, as amended hereby, shall be deemed to mean and refer to the Existing Premises and the 16th Floor Expansion Space, and shall be deemed to consist of 148,463 rentable square feet.  The parties agree that notwithstanding anything in the Existing Lease to the contrary, such square footage shall be deemed correct for all purposes.

(b)

Delivery of 16th Floor Expansion Space.  Landlord shall deliver possession of the 16th Floor Expansion Space to Tenant upon full execution of this Amendment in an “AS-IS” condition, provided that at Tenant’s option, Landlord shall remove the existing furniture in the 16th Floor Expansion Space.

(c)

Base Rent for 16th Floor Expansion Space.  Commencing on the 16th Floor Expansion Commencement Date (subject to Paragraph (d) below), Tenant shall pay Base Rent for the 16th Floor Expansion Space pursuant to the following schedule:

Period	Annual Base Rent per square foot	Rate of Annual Base Rent	Monthly Base Rent
9/26/18 – 10/31/18	$32.00	$76,096.00	$6,341.33
11/1/18 – 10/31/19	$32.50	$77,285.00	$6,440.42
11/1/19 – 10/31/20	$33.00	$78,474.00	$6,539.50
11/1/20 – 10/31/21	$33.50	$79,663.00	$6,638.58
11/1/21 – 10/31/22	$34.00	$80,852.00	$6,737.67
11/1/22 – 10/31/23	$34.50	$82,041.00	$6,836.75
11/1/23 – 10/31/24	$35.00	$83,230.00	$6,935.83
11/1/24 – 10/31/25	$35.50	$84,419.00	$7,034.92
11/1/25 – 10/31/26	$36.00	$85,608.00	$7,134.00
11/1/26 – 10/31/27	$36.50	$86,797.00	$7,233.08
11/1/27 – 3/31/28	$37.00	$87,986.00	$7,332.17

(d)Rent Abatement for 16th Floor Expansion Space.  Notwithstanding anything in this Amendment to the contrary, provided that Tenant is not then in an uncured monetary default under the Lease for non-payment of Base Rent or Additional Rent in excess of $10,000 (a “Material Monetary Rent Default”), the Monthly Base Rent for the 16th Floor Expansion Space shall abate for the first ten (10) full calendar months following the 16th Floor Expansion Commencement Date (“16th Floor Expansion Abated Rent”); provided, however, that the entire amount of 16th Floor Expansion Abated Rent otherwise due and payable multiplied by a fraction the numerator of which is the number of months until the Expiration Date and the denominator of which is the total number of months pursuant to which the 16th Floor Expansion Space is leased (without reference to any renewal option period) pursuant to this Lease shall be reinstated and become immediately due and payable upon the occurrence of a Material Monetary Rent Default by Tenant under the Lease beyond all applicable notice and cure periods, which reinstatement shall be as a result of the failure to satisfy a condition subsequent and shall not be deemed liquidated damages or a penalty.  Any obligation by Tenant to pay a portion of the 16th Floor Expansion Abated

{00152869; 2 }2

Rent shall terminate on the Expiration Date, without reference to any renewal option period.

(e)16th Floor Expansion Space Common Expenses.  In addition to Base Rent, commencing on the 16th Floor Expansion Commencement Date, Tenant shall pay Tenant’s Prorata Share of Common Expenses for the 16th Floor Expansion Space pursuant to the terms of the Lease.  For purposes of this Paragraph, (i) the Base Year for the 16th Floor Expansion Space shall be 2019, and (ii) Tenant’s Prorata Share of the Building for the 16th Floor Expansion Space shall be 0.41%.  Tenant shall continue to pay Additional Rent pursuant to the Existing Lease.

(f)16th Floor Expansion Base Rent Reduction.  Notwithstanding anything in this Amendment to the contrary, and in consideration of Tenant’s construction of improvements to the 16th Floor Expansion Space, commencing on the 16th Floor Expansion Commencement Date and continuing through March 31, 2028, the Base Rent for the 16th Floor Expansion Space shall be abated by $2,931.31 per annum for a total of $28,091.69 (the “16th Floor Expansion Base Rent Reduction”), which Expansion Base Rent Reduction shall be applied toward each installment of Monthly Base Rent in the amount of $244.28.  Upon a sale or refinancing of the Building or the Land on which the Building is located, Landlord may, at its sole option, pay to Tenant the total amount of remaining 16th Floor Expansion Base Rent Reduction as a lump sum payment (the “16th Floor Expansion Base Rent Reduction Payment”) in which event, Tenant’s right to further 16th Floor Expansion Base Rent Reduction as set forth in this paragraph shall be void and of no further effect.  Landlord shall provide Tenant with at least thirty (30) days’ prior written notice of Landlord’s intention to make a 16th Floor Expansion Base Rent Reduction Payment.  The giving of such notice shall not obligate Landlord to make the 16th Floor Expansion Base Rent Reduction Payment, which shall be conditioned upon the closing of any such sale or refinancing of the Building or the Land on which the Building is located.  The amount of the 16th Floor Expansion Base Rent Reduction Payment shall be calculated as of the date of such closing and actual payment to Tenant.  Any such 16th Floor Expansion Base Rent Reduction Payment shall be made at the closing of any such sale, or refinancing of the Building or the Land on which the Building is located and the 16th Floor Expansion Base Rent Reduction shall terminate effective as of the monthly installment of Base Rent that is due as of, or immediately following, receipt by Tenant of the 16th Floor Expansion Base Rent Reduction Payment by wire transfer of immediately available funds.  As an example and not as a limitation, if Landlord sells the Building as of the fifty-fifty (55th) calendar month following the 16th Floor Expansion Commencement Date, such that Tenant would be entitled to 60 more months of 16th Floor Expansion Base Rent Reduction, Landlord may pay Tenant the remaining 16th Floor Expansion Base Rent Reduction Payment in the amount of $14,656.80 ($244.28 x 60) at the closing of such sale and thereafter Tenant will have no further right to application of the 16th Floor Expansion Base Rent Reduction toward each installment of Monthly Base Rent for the 16th Floor Expansion Space.

3.	19TH FLOOR EXPANSION SPACE.
(a)	Lease of 19th Floor Expansion Space. Landlord leases to Tenant and Tenant leases from Landlord the 19th Floor Expansion Space. The 19th Floor Expansion Space is

{00152869; 2 }3

leased to Tenant subject to all of the same terms and provisions as are contained in the Lease, except as otherwise set forth herein.  The 19th Floor Expansion Space is leased for a lease term commencing on April 1, 2019 (the “19th Floor Expansion Commencement Date”) and expiring coterminous with the Existing Premises and 16th Floor Expansion Space on March 31, 2028.  From and after the 19th Floor Expansion Commencement Date, the term “Premises” as used and defined in the Lease, as amended hereby, shall be deemed to mean and refer to the Existing Premises and the 19th Floor Expansion Space, and shall be deemed to consist of 164,072 rentable square feet.  The parties agree that notwithstanding anything in the Existing Lease to the contrary, such square footage shall be deemed correct for all purposes.

(b)

Delivery of 19th Floor Expansion Space.  Landlord shall deliver possession of the 19th Floor Expansion Space to Tenant on or before December 1, 2018 in an “AS-IS” condition. Landlord and Tenant agree that, except for the obligation to pay Base Rent or Additional Rent, all of the terms and conditions of the Lease, as otherwise amended by this Amendment, shall apply to the 19th Floor Expansion Space as of the date that Landlord delivers possession thereof. Landlord and Tenant acknowledge that the commencement of the payment of Base Rent and Additional Rent is set forth elsewhere in this Amendment.

(c)

Base Rent for 19th Floor Expansion Space.  Commencing on the 19th Floor Expansion Commencement Date (subject to Paragraph (d) below), Tenant shall pay Base Rent for the 19th Floor Expansion Space pursuant to the following schedule:

Period	Annual Base Rent per square foot	Rate of Annual Base Rent	Monthly Base Rent
4/1/19 – 10/31/19	$32.50	$507,292.50	$42,274.38
11/1/19 – 10/31/20	$33.00	$515,097.00	$42,924.75
11/1/20 – 10/31/21	$33.50	$522,901.50	$43,575.13
11/1/21 – 10/31/22	$34.00	$530,706.00	$44,225.50
11/1/22 – 10/31/23	$34.50	$538,510.50	$44,875.88
11/1/23 – 10/31/24	$35.00	$546,315.00	$45,526.25
11/1/24 – 10/31/25	$35.50	$554,119.50	$46,176.63
11/1/25 – 10/31/26	$36.00	$561,924.00	$46,827.00
11/1/26 – 10/31/27	$36.50	$569,728.50	$47,477.38
11/1/27 – 3/31/28	$37.00	$577,533.00	$48,127.75

(d)Rent Abatement for 19th Floor Expansion Space.  Notwithstanding anything in this Amendment to the contrary, provided that Tenant is not then in a Material Monetary Rent Default, the Monthly Base Rent for the 19th Floor Expansion Space shall abate for the first nine (9) full calendar months following the 19th Floor Expansion Commencement Date (“19th Floor Expansion Abated Rent”); provided, however, that the entire amount of 19th Floor Expansion Abated Rent otherwise due and payable multiplied by a fraction the numerator of which is the number of months until the Expiration Date and the denominator of which is the total number of months pursuant to which the 19th Floor Expansion Space is leased (without reference to any renewal option period) pursuant to this Lease shall be reinstated and become immediately due and payable upon the occurrence of a Material

{00152869; 2 }4

Monetary Rent Default by Tenant under the Lease beyond all applicable notice and cure periods, which reinstatement shall be as a result of the failure to satisfy a condition subsequent and shall not be deemed liquidated damages or a penalty.  Any obligation by Tenant to pay a portion of the 19th Floor Expansion Abated Rent shall terminate on the Expiration Date, without reference to any renewal option period.

(e)19th Floor Expansion Space Common Expenses.  In addition to Base Rent, commencing on the 19th Floor Expansion Commencement Date, Tenant shall pay Tenant’s Prorata Share of Common Expenses for the 19th Floor Expansion Space pursuant to the terms of the Lease.  For purposes of this Paragraph, (i) the Base Year for the 19th Floor Expansion Space shall be 2019, and (ii) Tenant’s Prorata Share of the Building for the 19th Floor Expansion Space shall be 2.72%.  Tenant shall continue to pay Additional Rent pursuant to the Existing Lease.

(f)19th Floor Expansion Base Rent Reduction.  Notwithstanding anything in this Amendment to the contrary, and in consideration of Tenant’s demolition of the existing improvements in the 19th Floor Expansion Space and construction of improvements in the 19th Floor Expansion Space, commencing on the 19th Floor Expansion Commencement Date and continuing through March 31, 2028, the Base Rent for the 19th Floor Expansion Space shall be abated by $157,509.74 per annum for a total of $1,211,798.94 (the “19th Floor Expansion Base Rent Reduction”), which Expansion Base Rent Reduction shall be applied toward each installment of Monthly Base Rent in the amount of $13,125.81.  Upon a sale or refinancing of the Building or the Land on which the Building is located, Landlord may, at its sole option, pay to Tenant the total amount of remaining 19th Floor Expansion Base Rent Reduction as a lump sum payment (the “19th Floor Expansion Base Rent Reduction Payment”) in which event, Tenant’s right to further 19th Floor Expansion Base Rent Reduction as set forth in this paragraph shall be void and of no further effect.  Landlord shall provide Tenant with at least thirty (30) days’ prior written notice of Landlord’s intention to make a 19th Floor Expansion Base Rent Reduction Payment.  The giving of such notice shall not obligate Landlord to make the 19th Floor Expansion Base Rent Reduction Payment, which shall be conditioned upon the closing of any such sale or refinancing of the Building or the Land on which the Building is located.  The amount of the 19th Floor Expansion Base Rent Reduction Payment shall be calculated as of the date of such closing and actual payment to Tenant.  Any such 19th Floor Expansion Base Rent Reduction Payment shall be made at the closing of any such sale, or refinancing of the Building or the Land on which the Building is located and the 19th Floor Expansion Base Rent Reduction shall terminate effective as of the monthly installment of Base Rent that is due as of, or immediately following, receipt by Tenant of the 19th Floor Expansion Base Rent Reduction Payment by wire transfer of immediately available funds.  As an example and not as a limitation, if Landlord sells the Building as of the forty-eighth (48th) calendar month following the 19th Floor Expansion Commencement Date, such that Tenant would be entitled to 60 more months of 19th Floor Expansion Base Rent Reduction, Landlord may pay Tenant the remaining 19th Floor Expansion Base Rent Reduction Payment in the amount of $787,548.60 ($13,125.81 x 60) at the closing of such sale and thereafter Tenant will have no further right to application of the 19th Floor Expansion Base Rent Reduction toward each installment of Monthly Base Rent for the 19th Floor Expansion Space.

{00152869; 2 }5

4.UPFIT ALLOWANCE.

(a)2022 Upfit Allowance.  Section 6 of the Fourth Amendment is deleted in its entirety.  Commencing on October 1, 2022, Landlord shall provide an allowance of up to $449,669.50 ($3.50 per rentable square foot of the Fourth Amendment Existing Premises) (the “2022 Upfit Allowance”) toward the cost of Tenant’s improvements to the Premises (the “2022 Improvements”).  The 2022 Improvements shall be performed pursuant to the terms and conditions of the Lease pertaining to alterations.  Landlord shall pay portions of the 2022 Upfit Allowance to Tenant from time to time, but not more than one (1) time per thirty (30) days, within thirty (30) days following Landlord’s receipt of (a) paid invoices for the 2022 Improvements, if applicable, (b) partial or final lien waivers from the contractor and all subcontractors and suppliers for such 2022 Improvements, if applicable (provided that Landlord shall not be required to release the final 10% of the 2022 Upfit Allowance until final lien waivers are received for all 2022 Improvements), and (c) written request for disbursement from Tenant.  Tenant may apply up to $321,192.50 ($2.50 per rentable square foot of the Fourth Amendment Existing Premises) to the cost of furniture, fixtures, and equipment to be used within the Premises.  Any portion of the 2022 Upfit Allowance not used toward the cost of the 2022 Improvements within calendar year 2022 shall be deemed forfeited.

(b)2025 Upfit Allowance.  Provided Tenant has not exercised the Early Termination Option, commencing November 1, 2025, Landlord shall provide an allowance of up to $449,669.50 ($3.50 per rentable square foot of the Fourth Amendment Existing Premises) (the “2025 Upfit Allowance”) toward the cost of Tenant’s improvements to the Premises (the “2025 Improvements”).  The 2025 Improvements shall be performed pursuant to the terms and conditions of the Lease pertaining to alterations.  Landlord shall pay portions of the 2025 Upfit Allowance to Tenant from time to time, but not more than one (1) time per thirty (30) days, within thirty (30) days following Landlord’s receipt of (a) paid invoices for the 2025 Improvements, if applicable, (b) partial or final lien waivers from the contractor and all subcontractors and suppliers for such 2025 Improvements, if applicable (provided that Landlord shall not be required to release the final 10% of the 2025 Upfit Allowance until final lien waivers are received for all 2025 Improvements), and (c) written request for disbursement from Tenant.  Tenant may apply up to $321,192.50 ($2.50 per rentable square foot of the Fourth Amendment Existing Premises) to the cost of furniture, fixtures, and equipment to be used within the Premises.  Any portion of the Upfit Allowance not used toward the cost of the 2025 Improvements within calendar year 2025 shall be deemed forfeited.

5.

TERMINATION OPTION.  Tenant’s Early Termination Option set forth in Section 18 of the Second Amendment, as amended by Section 9 of the Fourth Amendment, shall remain in effect, subject to the following:

(a)	Early Termination Date. The Early Termination Date shall be September 30, 2025.

{00152869; 2 }6

(b)	Early Termination Notice. The Early Termination Notice must be given no earlier than June 30, 2024 and no later than September 30, 2024.
(c)	Termination Fee. The Termination Fee shall be revised as follows:

(i)Termination Fee if Landlord has not made the Remaining Base Rent Reduction Payment, Expansion Base Rent Reduction Payment, 16th Floor Expansion Base Rent Reduction Payment and 19th Floor Expansion Base Rent Reduction Payment.  If Landlord has not made the Remaining Base Rent Reduction Payment (as defined in the Second Amendment), Expansion Base Rent Reduction Payment (as defined in the Fourth Amendment), 16th Floor Expansion Base Rent Reduction Payment, and 19th Floor Expansion Base Rent Reduction Payment as of the date of the Early Termination Notice, the Termination Fee shall be equal to $2,500,000.00.

">

(ii)Termination Fee if Landlord has made any of the the Remaining Base Rent Reduction Payment, Expansion Base Rent Reduction Payment, 16th Floor Expansion Base Rent Reduction Payment and 19th Floor Expansion Base Rent Reduction Payment.  If Landlord has made any of the Remaining Base Rent Reduction Payment, Expansion Base Rent Reduction Payment, 16th Floor Expansion Base Rent Reduction Payment, and 19th Floor Expansion Base Rent Reduction Payment as of the date of the Early Termination Notice, the Termination Fee shall be equal to the sum of (A) $2,500,000.00, plus (B) the unamortized Remaining Base Rent Reduction Payment made by Landlord, if applicable, amortized on a straight-line basis over the period commencing on the date that Landlord made the Remaining Base Rent Reduction Payment to Tenant and ending on March 31, 2026 at an interest rate of eight percent (8%) per annum, plus (C) the unamortized Expansion Base Rent Reduction Payment, 16th Floor Expansion Base Rent Reduction Payment, and 19th Floor Expansion Base Rent Reduction Payment made by Landlord, if applicable, amortized on a straight-line basis over the period commencing on the date that Landlord made the Expansion Base Rent Reduction Payment, 16th Floor Expansion Base Rent Reduction Payment, and 19th Floor Expansion Base Rent Reduction Payment to Tenant and ending on the March 31, 2028 at an interest rate of eight percent (8%) per annum

(d)Termination Fee Timing.  Tenant shall pay fifty percent (50%) of the Termination Fee at the time that Tenant provides the Early Termination Notice and fifty percent (50%) of the Termination Fee at least thirty (30) days prior to the Early Termination Date.

(e)Abatement of Existing Premises Rent.  The abatement of Monthly Base Rent and Additional Rent set forth in Section 18 of the Second Amendment if Tenant does not exercise the Early Termination Option shall apply only to the Existing Premises and not to the Fourth Amendment Expansion Space, 16th Floor Expansion Space, and 19th Floor Expansion Space.  If such abatement is applicable, it shall occur during the months of October 2024, November 2024, October 2025, and November 2025.

">

{00152869; 2 }7

(f)	No Further Modifications. Except as modified above, the Early Termination Option shall remain in full force and effect.
6.	EXPANSION OPTION. Tenant’s Second Expansion Option set forth in Section 16(b) of the Second Amendment shall remain in effect, subject to the following:
(a)

Tenant’s Second Expansion Option Notice.  Tenant’s written notice exercising the Second Expansion Option shall be given prior to September 1, 2021, and the term for the Second Expansion Space (as defined in the Second Amendment) shall commence on September 1, 2022.

(b)

Landlord’s Schedule of Second Expansion Space.  Landlord’s delivery of a schedule of then-available space in the Building shall be delivered to Tenant no earlier than June 1, 2020 and no later than August 1, 2020.

(c)	Substitution of Second Expansion Space. Landlord shall have the right to substitute alternative Second Expansion Space at any time before September 1, 2021.
7.	RIGHT OF FIRST OFFER. Tenant’s ROFO set forth in Section 17 of the Second Amendment shall remain in effect, subject to the following:
(a)	ROFO Floors. The floors applicable to the ROFO are the 3rd, 4th, 5th, 6th, 16th, 17th, and 18th floors of the Building.
(b)

ROFO Minimum Rentable Square Footage.  The minimum area that becomes available to trigger the ROFO and Landlord’s obligation to provide the ROFO Availability Notice is 5,000 contiguous rentable square feet.

8.

SECOND FLOOR SIGNAGE.  At Tenant’s sole cost and expense, and subject to applicable laws and municipal approval and Landlord’s review and reasonable approval of location, size, and design, Tenant may install second floor signage in the window line of the Premises that faces the Building’s lower level lobby.

9.ASBESTOS.  The last sentence of Section 30(d) of the Existing Lease is deleted and replaced with the following:

“Except as otherwise provided in the previous two (2) sentences, Landlord shall be responsible for encapsulating and/or remediating, prior to the 16th Floor Expansion Commencement Date and the 19th Floor Expansion Commencement Date in accordance with applicable Environmental Laws any ACM encountered by Landlord or Tenant in the performance of Landlord’s construction activities or Tenant’s construction activities.”

10.

BROKERs or finders.  Tenant represents and warrants to Landlord that except for Bradford Allen Realty Services (“Bradford”), it has engaged no broker or finder and that no claims for brokerage commissions or finders’ fees arising from any act of Tenant will arise in connection with the execution of this Amendment.  Landlord represents and warrants to Tenant that except for Jones Lang LaSalle Midwest LLC (“JLL” and together with Bradford, the “Broker”), it has engaged no broker or finder and that no claims for brokerage commissions or

{00152869; 2 }8

finders’ fees arising from any act of Landlord will arise in connection with the execution of this Amendment.  Tenant shall indemnify, defend and hold harmless Landlord from and against any liabilities and claims for commissions and fees arising out of a breach of the foregoing representation and warranty made by Tenant.  Landlord shall pay any commission owing to the Broker pursuant to one or more separate written agreements between Landlord and Broker.

11.

BINDING EFFECT.  The Existing Lease, as amended hereby, shall continue in full force and effect, subject to the terms and provisions thereof and hereof. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control. This Amendment shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and permitted assigns.

12.

SUBMISSION.  Submission of this Amendment by Landlord to Tenant for examination and/or execution shall not constitute a reservation of or option for the Premises or in any manner bind Landlord and no obligations on Landlord shall arise under this Amendment unless and until this Amendment is fully signed and delivered by Landlord and Tenant.

13.COUNTERPARTS.  This Amendment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.  To facilitate the execution and delivery of this Amendment, the parties may execute and exchange counterparts of the signature pages by fax of electronic mail, and the signature of either party to any counterpart may be appended to any other counterpart.

14.CONFIDENTIALITY.  Landlord and Tenant acknowledge and agree that the terms of this Amendment and the Existing Lease are confidential and constitute proprietary information of Landlord and Tenant.  Disclosure of the terms could adversely affect the ability of the parties to negotiate other leases and impair the parties’ relationship with other tenants.  Accordingly, except as provided in this Section, the parties agree that they shall not intentionally and voluntarily disclose the terms and conditions of this Amendment or the Lease to any other tenant or apparent prospective tenant of the Building, either directly or indirectly, without the prior written consent of the other party; provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under the Lease, to its accountants, attorneys and other professional advisers and as required by applicable law.  Landlord acknowledges that Tenant is a publically traded company and is required to disclose the terms of material contracts, including the terms of the Lease, in accordance with applicable law.  Landlord may disclose the terms to prospective lenders and entities interested in purchasing the Building from Landlord.  In addition, except as required by law, neither party shall make a press release or other public announcement with respect to the Lease, without the prior written consent of the other party.

[Signatures are on the following page]

{00152869; 2 }9

IN WITNESS WHEREOF, this Amendment is executed as of the day and year aforesaid.

LANDLORD:

BURNHAM CENTER-111 WEST WASHINGTON, LLC, a Delaware limited liability company

By:111 West Washington Holdings, LLC, a Delaware limited liability company, its sole member

By:  /s/ Brett Hamilton

Name:  Brett Hamilton

Title: Vice President and Secretary

TENANT: GRUBHUB HOLDINGS, INC., a Delaware corporation By:/s/ Adam DeWitt Name:Adam DeWitt Title:President and CFO

{00152869; 2 }10

EXHIBIT A

16th floor EXPANSION SPACE

{00152869; 2 }

A-1

EXHIBIT B

19th floor EXPANSION SPACE

ALLEY
CLARK STREET
33 N. LaSALLE
W. WASHINGTON STREET

LEASE EXHIBIT B

111 W. Washington
19th Floor Expansion Space
15,609 RSF

CLARK STREET
WASHINGTON STREET
N

{00152869; 2 }

B-1